Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related prospectus of The PMI Group, Inc. for the shelf registration of securities with an initial aggregate offering price of up to $700,000,000 and to the incorporation by reference therein of our report dated January 20, 2003 (except for Note 23, as to which the date is March 26, 2003), with respect to the consolidated financial statements and schedules of The PMI Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Los Angeles, California

July 31, 2003